Exhibit 13.7

Advertisement: Monogram ___ Yeah 15 Sec INDICATE_SE

Duration: 15 Seconds

CTA Target: startegine.com/monogram

CTA Tagline: “Indicate”

Narrator: “What* are Monogram implants made of? They're made of 1 part advanced imaging, 2 parts 3D printed medical-grade titanium alloy, 3 parts super sweet surgical robotics, and 4 parts mega nerds that care about people. And if you're thinking, heck yeah**! then indicate your interest today at StartEngine.com/monogram.  For a limited time only.”

* Testing the waters disclaimer